Select Inquiries Received through March 6, 2007

1.  How are volumes so far this quarter?

Results for the two months ended February 28, 2007 compared to the same two months in 2006 include the following:

•	Consumer Loan unit volume increased 28.8%.

•	Consumer Loan dollar volume increased 44.9%.

•	The number of active dealer-partners increased 27.9%.

•	Consumer Loan unit volume per active dealer-partner increased 0.7%.